Exhibit (m)

WHITEBOX MUTUAL FUNDS

SHAREHOLDER SERVICING PLAN

WHEREAS, Whitebox Mutual Funds (“Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”) that has established multiple series of its shares of beneficial interest, each having multiple classes of shares; and

WHEREAS, the Trust desires to adopt, on behalf of each of the series set forth on Exhibit A hereto (“Funds”), a Shareholder Servicing Plan pursuant to Rule 12b-1 under the 1940 Act (“Plan”) with respect to Investor Shares and Advisor Shares of each Fund; and

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Shareholder Servicing Plan will benefit the Trust, the Funds and the Funds’ shareholders.

NOW, THEREFORE, the Trust, on behalf of the Funds, hereby adopts the terms of the Plan, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1. The Funds shall make payments pursuant to this Plan up to the annual rate of each respective Fund’s average daily net assets attributable to its Investor Shares and Advisor Shares as set forth in Exhibit A. This fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine, subject to any applicable restriction imposed by law, rule or regulation, including the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

2. The payments provided for in paragraph 1 of this Plan shall be made to each Fund’s distributor (the “Distributor”) for remittance to retirement plan service providers, broker-dealers, bank trust departments, financial advisors, and other financial intermediaries, as compensation for shareholder services performed by such entities for their customers who are investors in the Fund’s Investor Shares or Advisor Shares. The Distributor is entitled to retain some or all fees payable under this Plan when there is no broker or financial intermediary of record or when certain qualification standards have not been met by the broker or financial intermediary of record.

3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Board of Trustees of the Trust with respect to each Fund; and (b) those Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (“Independent Trustees”), cast in person at a meeting (or meetings) called for the purpose, among other things, of voting on this Plan and such related agreements.

4. This Plan shall continue in full force and effect as to the Funds for so long as such continuance is specifically approved at least annually in the manner provided for initial approval of the Plan and its related agreements in paragraph 3.

5. The Trustees of the Trust shall be provided and shall review at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

6. This Plan may be terminated as to any class of shares of any Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by a vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the applicable class of shares of the Fund.

7. This Plan may not be amended with respect to any Fund to increase materially the amount of the payments provided for in paragraph 1 hereof with respect to the applicable class of shares of the Fund unless such amendment is approved by a “vote of a majority of the outstanding securities” (as defined in the 1940 Act) of such class of shares of the Fund. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 for the initial approval of the Plan and its related agreements.

8. Any agreement related to this Plan shall be made in writing and shall provide that:

(a) with respect to any Fund, such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Independent Trustees or by the “vote of a majority of the outstanding voting securities” (as that term is defined in the 1940 Act) of the applicable class of Fund shares, on not more than sixty (60) days’ written notice to any other party to the agreement; and

(b) such agreement shall terminate automatically in the event of its “assignment,” as that term is defined in the 1940 Act.

9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

EXHIBIT A

TO

WHITEBOX MUTUAL FUNDS

SHAREHOLDER SERVICING PLAN

(Effective as of February 18, 2014)

Fund	Class of Shares	Maximum Servicing Fee
Whitebox Tactical Opportunities Fund	Investor Shares	0.25% per annum
Whitebox Market Neutral Equity Fund	Investor Shares	0.25% per annum
Whitebox Tactical Advantage Fund*	Investor Shares	0.25% per annum

*	Effective April 1, 2014, the Fund’s original name “Whitebox Unconstrained Income Fund” was changed to “Whitebox Tactical Income Fund.” Effective August 22, 2014, the Fund’s name was changed to “Whitebox Tactical Advantage Fund.”